UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         Global Aircraft Solutions, Inc.
                         -------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    378964100
                                    ---------
                                 (CUSIP Number)



                                December 31, 2006
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X]      Rule 13d-1(b)
                  [ ]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------                        -----------------------
CUSIP No. 378964100                         13G          Page  1 of 4 Pages
--------------------------------                         -----------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           CRT Capital Group LLC

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 06-1386357
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Connecticut
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            780,674
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          0
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            780,674
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           780,674

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.0%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           BD
---------- ---------------------------------------------------------------------

Item 1(a)           Name of Issuer:
                    --------------

                    Global Aircraft Solutions, Inc. ("Global Aircraft")

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    6901 South Park Avenue
                    Tucson, AZ  85706

Items 2(a) and 2(b) Name of Person Filing and Address of Business Office:
                    ----------------------------------------------------

                    CRT Capital Group LLC ("CRT")
                    262 Harbor Drive
                    Stamford, CT. 06902

Item 2(c)           Citizenship:
                    -----------

                    Connecticut

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, $0.001 par value

Item 2(e)           CUSIP Number:
                    ------------

                    378964100

Item 3              If this statement is filed pursuant to ss.ss.240.13d-1(b) or
                    ------------------------------------------------------------
                    240.13d2(b) or (c), check whether the person filing is a:
                    --------------------------------------------------------

                    (a) [X] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

Item 4              Ownership:
                    ---------


Item 4(a)           Amount Beneficially Owned:
                    -------------------------

                    780,674

Item 4(b)           Percent of Class:
                    ----------------

                    2.0%

                    CRT's beneficial ownership of 2.0% was calculated based upon 39,525,307 shares of Common Stock issued and outstanding as of September 30, 2006 (as disclosed in Global Aircraft's Quarterly Report on Form 10-Q, filed on November 17, 2006).

Item 4(c)           Number of shares as to which the person has:
                    -------------------------------------------

                    (i)   Sole power to vote or direct the vote: 780,674

                    (ii)  Shared power to vote or direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition of:
                          780,674

                    (iv) Shared power to dispose or to direct the disposition of: 0


Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: [X]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable.

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable.

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable.

Item 10             Certification:
                    -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 31, 2007


CRT CAPITAL GROUP LLC


By:  /s/ Ray Rivers
     ----------------------------
     Name: Ray Rivers
     Title: Senior Vice President